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                                                                EXHIBIT 10.1

                        RELEASE AND SETTLEMENT AGREEMENT


     THIS RELEASE AND SETTLEMENT AGREEMENT is made this 24th day of October, 1997, between T. WALLACE WRATHALL ("Wrathall") and COMSHARE, INCORPORATED ("Comshare").

                                    RECITALS

     A. Wrathall and Comshare are parties to an Employment and Non-Competition Agreement dated as of April 1, 1994 ("Employment Agreement"). The status of Wrathall's employment with Comshare and the parties' respective rights and obligations under the Employment Agreement are matters of disagreement at this time.

     B. Wrathall and Comshare desire to settle the aforementioned disagreements regarding Wrathall's status with Comshare and the parties' rights and responsibilities under the Employment Agreement.

     C. Comshare and Wrathall, without any admission of liability, desire to settle with finality, compromise, dispose of, and release all claims and demands asserted or which could be asserted arising out of Wrathall's status at Comshare and Wrathall's resignation as Chief Executive Officer ("CEO").

     In consideration of the stated recitals and of the promises and mutual covenants contained herein, it is hereby agreed between Wrathall and Comshare as follows:


                                   AGREEMENT

     1. Wrathall resigned as CEO of Comshare effective August 3, 1997. From August 3, 1997 to April 3, 1998, Wrathall will remain as a regular employee of Comshare with such duties consistent with Wrathall's skills and experience as shall be assigned by the President of the Company. During this period, Wrathall will continue to receive and be eligible for all compensation and benefits Wrathall otherwise would be entitled to receive as CEO. Wrathall will not, however, be entitled to participate in any Comshare bonus or incentive pay plan.

     2. From April 4, 1998 through August 2, 1998, Wrathall will remain as an employee of Comshare with such duties as the President shall assign. Wrathall acknowledges that, with the exception of the compensation specifically described hereunder in paragraph three (3), Comshare is not obligated to provide Wrathall with any compensation or benefits of any kind after April 3, 1998.

     3. Commencing April 4, 1998, and for a period of three (3) years thereafter ("the compensation period"), Comshare agrees to pay Wrathall or his heirs liquidated damages equal in amount to the salary Wrathall otherwise would be entitled to receive pursuant to the parties'


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Employment Agreement.  The parties agree that said liquidated damages will consist solely of Wrathall's present base salary of $400,000.00 per year and will be payable to Wrathall in equal, bi-weekly installments during the compensation period.

     4. In lieu of nondiscretionary amounts which Comshare otherwise would have contributed to Comshare's Benefit Adjustment Plan ("BAP") on his behalf if Wrathall had remained an officer, Comshare shall increase the gross amount of each bi-weekly installment of Wrathall's compensation from October 31, 1997 through April 3, 1998 by $340.91. In accordance with the provisions of the BAP, Comshare (i) will cause the distribution to Wrathall of the funded portions of Wrathall's BAP account promptly after execution of this Agreement and (ii) will purchase the annuity on the terms required under Section 8.01(a) of the BAP promptly after Wrathall's termination of employment date of August 2, 1998.

     5. Comshare agrees to cash out Wrathall's currently outstanding Comshare stock options (whether vested or not) which were granted on or before August 1, 1994 pursuant to section 10 of the parties' Employment Agreement for the sum of $155,000.00. Wrathall agrees that Comshare will not be obligated to pay this cash-out amount until April 4, 1998.

     6. With respect to the 1993 Jaguar automobile which has been provided to Wrathall, Comshare will continue to make lease payments and pay operating expenses through lease expiration (November 5, 1997) in accordance with the (grandfathered) policy applicable to this vehicle. Upon lease expiration, Wrathall may purchase the vehicle at the then-current lease buyout price and upon such other terms as Comshare may reasonably specify in accordance with historical practice. Upon expiration of the lease for the Jaguar automobile, and through April 3, 1998, Wrathall shall receive an automobile allowance at the CEO level, in accordance with current Comshare policy.

     7. Wrathall may elect in writing to purchase on or before April 4, 1998 from Comshare any or all of the current life insurance policies insuring Wrathall's life, at cash surrender value as of the date of purchase. Comshare has the right to obtain policy loans against the various policies, in each case in an amount not to exceed the cash surrender value of the policy. In the event Wrathall elects to purchase a policy as to which a loan is outstanding, Wrathall shall pay directly to the insurance company the amount of the loan and shall pay to Comshare the balance of the cash surrender value.

     8. Wrathall may purchase for book value the two (2) computers that were assigned to him by Comshare.

     9. Wrathall may purchase from Comshare the painting entitled "Girl in a Poppy Field" for the amount of $13,285.00.



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     10. Wrathall may elect to offset his purchase of the life insurance policies, automobile, painting and computers against the $155,000.00 payment due from Comshare on April 4, 1998.

     11. With respect to the terms of Wrathall's promissory note issued under the 1994 Executive Stock Purchase Program, Comshare agrees that Wrathall will be entitled to the benefit on the same terms of any and all present or future accommodations Comshare grants to Comshare executives concerning their promissory notes by any action of the Board of Directors occurring on or before August 2, 1998.

     12. (a) Wrathall agrees that for any period in which Wrathall receives compensation or benefits or liquidated damages from Comshare, Wrathall shall not compete with Comshare or invest in, own, operate, manage or consult with, become an employee, agent, representative, independent contractor, partner, co-venturer, officer, consultant or director of, or act on behalf of, or perform services for any individual or component of a direct competitor of Comshare anywhere in the world (subject to Wrathall's receipt of a waiver from Comshare, as set forth in paragraph (b), below). For purposes of this section, the term "direct competitor" shall mean the following :

            Arbor Software Corporation
            Business Objects, Inc.
            Cognos Inc.
            Hyperion Software Corporation
            IBM Incorporated
            Information Resources Inc.
            Merchandise Management Systems Inc.
            Multime Limited
            Oracle Corporation
            Pilot Software Inc.
            Planning Sciences
            Retek Incorporated
            SAS Institute Inc.
            Seagate Technologies Incorporated

     (b) Notwithstanding the foregoing, with the written consent of Comshare's Board of Directors (which consent shall not be unreasonably withheld), and during the noncompetitive period of this Section 12, Wrathall may obtain a waiver to work with a non-competitive component of a direct competitor. For purposes of this Section, a competitive component of a direct competitor is a business unit that offers one or a combination of packaged software application products for executive information systems, statutory financial consolidation, enterprise budgeting, merchandise planning, sales and margin planning, and sales analysis. Comshare's Board of Directors shall consider such request in good faith and promptly respond to Wrathall. The ownership by Wrathall of less than 2% of the outstanding stock of an employer



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traded on a national securities exchange or quoted on the NASDAQ National
Market System and having more than 1,000 shareholders shall not be a violation of this Section 12.

     (c) In the event that Wrathall breaches this covenant not to compete, Comshare shall, in addition to any other remedy available in law or equity, be entitled to cease making any further payment to Wrathall under this Agreement.

     13. Wrathall agrees that for and during the term of his employment with Comshare and for five (5) years thereafter, any data, figures, projections, estimates, customer lists, tax records, personnel histories and records, information regarding manufacturing processes or techniques, information regarding sales, information regarding properties and any other information regarding the business, operations, properties or personnel of Comshare (collectively referred to herein as "Confidential Information") disclosed to or learned by Wrathall shall be held in confidence and treated as proprietary to Comshare, and Wrathall agrees not to use or disclose any Confidential Information except to promote and advance the business interests of Comshare. Further, upon the termination of Wrathall's employment on August 3, 1998, Wrathall agrees that he shall continue to treat such Confidential Information as private and privileged and shall not use for his own benefit or for the benefit of any other person or entity, Confidential Information except upon the written authorization of Comshare, and he will immediately return to Comshare and refrain from taking or copying any documents containing Confidential Information. Wrathall agrees that Comshare shall be entitled to immediate (i.e., without prior notice) preliminary and final injunctive relief to enjoin and restrain the unauthorized disclosure or use of Confidential Information, to enjoin and restrain him from the unauthorized taking or copying of documents containing Confidential Information or to compel him to return any such documents to Comshare.

     14. Wrathall hereby irrevocably agrees that on August 2, 1998, he will voluntarily and irrevocably resign his employment with Comshare and execute the Release attached hereto as Exhibit A. In the event that Wrathall fails to comply with the provisions of this paragraph or later revokes the Release, all payments to him hereunder shall immediately cease, and he will return to Comshare all amounts paid hereunder to that date.

     15. Wrathall, individually and on behalf of his heirs, legal representatives, and assigns, does hereby release, remise, and forever discharge Comshare, its subsidiaries, successors, affiliates, shareholders, directors, officers, agents, and past and present employees (hereinafter "the Released Parties"), of and from all actions, causes of action, charges, claims, demands, damages (including compensatory, exemplary, statutory, and punitive damages), sums of money, expenses, costs, suits, debts, contracts, agreements, arrangements, promises, obligations, torts, injuries and losses, rights to recovery, and any and all other liability or relief of any nature whatsoever, whether known or unknown, foreseen or unforeseen, resulting or to result, whether in law or in equity, or that Wrathall, individually or in any representative capacity, ever had, now has, or hereafter can, shall or may have by reason of or arising out of any matter, fact, cause or event occurring on or prior to the date hereof, including specifically, but not limited to, any and all claims, injuries, damages, or other relief for libel, slander, breach of contract, wrongful discharge,


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emotional distress, any claims or demands under the Age Discrimination in
Employment Act, as amended, Title VII of the Civil Rights Act of 1964, the Elliott-Larsen Civil Rights Act, the Michigan Handicappers' Civil Rights Act, and/or of the Employee Retirement Income Security Act, any and all claims under any other federal, state or local laws, regulations, executive orders, rules or ordinances, as well as any and all other claims arising out of or in any way relating to Wrathall's employment with or his termination of employment from Comshare; provided, that the foregoing release shall not apply with respect to Comshare's obligations to Wrathall under any employee benefit plan, or to Comshare's obligations set forth herein. Wrathall understands that this Release does not constitute an admission of liability by the Released Parties.

     16. (a) During the term of Wrathall's continued employment hereunder and thereafter, Comshare agrees to defend and indemnify Wrathall, to the fullest extent permissible under Michigan law and Comshare's Bylaws, against claims allegedly arising out of or connected with Wrathall's service as employee, officer or director of Comshare or any affiliate of Comshare. In all respects, including Comshare's advance of the costs of defense, the indemnification provided to Wrathall shall be the same as that provided to other similarly-situated current or former Comshare officers or directors. Wrathall shall cooperate fully with Comshare's defense of any such claims.

     (b) The foregoing provisions of this Section shall be fully applicable to the litigation entitled In Re Comshare, Incorporated Securities Litigation, currently pending in the U.S. District Court for the Eastern District of Michigan, Southern Division, Case No. 96-73711.

     17. Wrathall further agrees that he has been represented by an attorney and has read this Agreement carefully and understands all of its terms.

     18. Wrathall understands and agrees that he has been given twenty-one (21) calendar days within which to consider this Agreement.

     19. Wrathall understands and agrees that he may revoke this Agreement for a period of seven (7) calendar days following its execution. The Agreement is not effective until this revocation period has expired. Wrathall understands that any revocation, to be effective, must be in writing and either (a) postmarked within seven (7) days of the execution of this Agreement and addressed to Dennis Ganster at Comshare, Inc., 555 Briarwood Circle, Ann Arbor, Michigan 48108, or (b) hand delivered within seven (7) days of execution of this Agreement to Dennis Ganster. Wrathall understands that if revocation is made by mail, mailing by certified mail, return receipt requested, is recommended to show proof of mailing.

     20. In the event either party claims that the other is in breach of this Agreement, the party claiming the breach shall provide prompt written notice thereof to the other party specifying the claimed breach. The party receiving the notice shall have a period of fifteen (15) days to cure the alleged breach.



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     21. This Release and Settlement Agreement sets forth the entire agreement between the parties, and supersedes all prior agreements and negotiations between the parties.

     22. In agreeing to sign this Agreement, Wrathall is doing so completely voluntarily and agrees that he has not relied upon any oral statements or explanations made by Comshare or its representatives.

     23. This Agreement and each and every term and provision hereof, shall be construed in accordance with the laws of the State of Michigan. If any provision of this Agreement shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof.



/s/ T. Wallace Wrathall                      /s/ Raynold A. Schmick
------------------------------               -----------------------------
T. Wallace Wrathall                                   Witness


October 24, 1997
------------------------------
Date

COMSHARE INCORPORATED:



By:  /s/ Daniel T. Carroll                   /s/ Jane Franklin
------------------------------               -----------------------------
Daniel T. Carroll                                     Witness
     Chairman of the Board of Directors

October 24, 1997
------------------------------
Date






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


                                   EXHIBIT A

                                    RELEASE



     T. WALLACE WRATHALL ("Wrathall"), for valuable consideration from COMSHARE, INCORPORATED ("Comshare"), agrees as follows:

     1. Wrathall, individually and on behalf of his heirs, legal representatives, and assigns, does hereby release, remise, and forever discharge Comshare, its subsidiaries, successors, affiliates, shareholders, directors, officers, agents, and past and present employees (hereinafter "the Released Parties"), of and from all actions, causes of action, charges, claims, demands, damages (including compensatory, exemplary, statutory, and punitive damages), sums of money, expenses, costs, suits, debts, contracts, agreements, arrangements, promises, obligations, torts, injuries and losses, rights to recovery, and any and all other liability or relief of any nature whatsoever, whether known or unknown, foreseen or unforeseen, resulting or to result, whether in law or in equity, or that Wrathall, individually or in any representative capacity, ever had, now has, or hereafter can, shall or may have by reason of or arising out of any matter, fact, cause or event occurring on or prior to the date hereof, including specifically, but not limited to, any and all claims, injuries, damages, or other relief for libel, slander, breach of contract, wrongful discharge, emotional distress, any claims or demands under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, the Elliott-Larsen Civil Rights Act, the Michigan Handicappers' Civil Rights Act, and/or of the Employee Retirement Income Security Act, any and all claims under any other federal, state or local laws, regulations, executive orders, rules or ordinances, as well as any and all other claims arising out of or in any way relating to Wrathall's employment with or his termination of employment from Comshare; provided, that the foregoing release shall not apply with respect to Comshare's obligations to Wrathall under any employee benefit plan, or to Comshare's obligations set forth in the Release and Settlement Agreement between the parties. Wrathall understands that this Release does not constitute an admission of liability by the Released Parties.

     2. Wrathall agrees that he has been represented by an attorney and has read this Agreement carefully and understands all of its terms. Wrathall further understands and agrees that he has been given twenty-one (21) calendar days within which to consider this Agreement.

     3. Wrathall understands and agrees that he may revoke this Release for a period of seven (7) calendar days following its execution. The Release is not effective until this revocation period has expired. Wrathall understands that any revocation, to be effective, must be in writing and either (a) postmarked within seven (7) days of the execution of this Agreement and addressed to Dennis Ganster at Comshare, Inc., 555 Briarwood Circle, Ann Arbor, Michigan 48108, or (b) hand delivered within seven (7) days of execution of this Agreement to Dennis Ganster. Wrathall understands that if revocation is made by mail, mailing by certified mail, mailing by certified mail, return receipt requested, is recommended to show proof of mailing.



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---------------------------------        -----------------------------------

T. WALLACE WRATHALL                      Witness


---------------------------------
Date